Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corporation
(516) 536-5850 ext: 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS
SECOND QUARTER 2009 RESULTS

OCEANSIDE, New York. –August 11, 2009 –American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and six months ended June 30, 2009, the highlights of which are as follows:

•	Company-wide net income increased approximately 52% for the six months ended June 30, 2009 as compared to same period last year.

•	HSMS division records another new high with gross profit of approximately 59% for the three months ending June 30, 2009.

•	Company has built up cash on hand in excess of $5,000,000 at June 30, 2009, which exceeds the Company’s total bank debt.

Revenues for the quarter ended June 30, 2009, consisting primarily of monthly recurring revenues (MRR), decreased nominally to $9,502,312 as compared to $9,539,321 for the same period in 2008.  Net income for the quarter ended June 30, 2009 increased 33% to $608,385 or $.06 per diluted share as compared to $458,026 or $.05 per diluted share for the same period in 2008.

Revenues for the six months ended June 30, 2009 increased 1% to $19,414,539, as compared to $19,175,066 for the same period in 2008.  Net income for the six months ended June 30, 2009 increased 52% to $1,381,635 or $0.14 per diluted share as compared to net income of $910,383 or $0.09 per diluted share for the previous year. Net Income for the trailing twelve months ended June 30, 2009 and 2008 was $1,910,853 and $1,650,647 respectively, representing an increase of 16%. Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the six months ended June 30, 2009 increased 15% to $4,428,102 as compared to $3,847,277 for the same period in 2008.  EBITDA for the trailing twelve months ended June 30, 2009 and 2008 was $7,683,194 and $7,711,061.

The Company continues to generate positive operating cash flow and at June 30, 2009 had a cash balance of $5,047,160, as compared to $2,473,733 at December 31, 2008.  Along with this, the Company had working capital of $7,957,254 as of June 30, 2009, compared to $5,886,000 at December 31, 2008, representing a 35% increase.  The Company also reduced its long-term debt by $1,163,282 during the period from December 31, 2008 to June 30, 2009.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “The results of the past six months of 2009 reflect management’s ability to deliver improved profitability to our shareholders. This profitability trend underlines the resilience of our business model and the capacity for increased profitability from new revenue going forward as revenue is projected to improve throughout the remainder of 2009.”

Rhian continued, "As indicated in the first quarter and through our guidance issued on July 30, 2009, as we move into the second half of 2009, management is concentrating on key selling and product development initiatives to improve short and long term top line growth. The Company has begun marketing its new MedSmart medication management system as well as continuing to focus on expansion opportunities within the remote patient monitoring space. As previously shared, the Company has recently executed several contracts for its hospital and clinical applications and clinical trial recruitment support services which are expected to positively impact revenue growth the second half of the year. Our business remains solid and we continue to generate excellent cash flow and maintain a strong financial position despite the uncertain economic environment. Our ability to generate significant levels of free cash flow will allow the Company to acquire additional RPM technology and support systems. We remain committed to implementing our strategy to strengthen our market position while carefully managing our costs.”

The Company invites investors and others to listen to the conference call live over the Internet or by dialing in to (877) 407-9205 at 10:30 a.m. ET.

What:	American Medical Alert Corp. Second Quarter 2009 Results
When:	Tuesday August 11, 2009 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=148319
How:	Log on to the web at the address above, and click on the audio link or dial in (877) 407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=148319.  The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: HLINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks.

Statements of income for the three and six months ended June 30, 2009 and 2008 and balance sheets as of June 30, 2009 and December 31, 2008 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008

Revenues	$9,502,312	$9,539,321	$19,414,539	$19,175,066

Net Income	$608,385	$458,026	$1,381,635	$910,383

Net Income per Share
Basic	$0.06	$0.05	$0.15	$0.10
Diluted	$0.06	$0.05	$0.14	$0.09

Basic Weighted Average
Shares Outstanding	9,469,908	9,417,701	9,461,888	9,411,886

Diluted Weighted Average
Shares Outstanding	9,720,829	9,717,985	9,651,024	9,708,325

CONDENSED BALANCE SHEET
		June 30,	December 31,
		2009	2008
		(Unaudited)
ASSETS

Current Assets		$12,076,430	$10,054,379
Fixed Assets – Net		9,603,473	10,169,907
Other Assets		13,561,180	14,141,978

Total Assets		$35,241,083	$34,366,264

Current Liabilities		$4,119,176	$4,168,379
Deferred Income Tax		1,262,000	1,208,000
Long-term Debt		2,105,000	2,815,000
Other Liabilities		649,838	623,708

Total Liabilities		$8,136,014	$8,815,087

Stockholders’ Equity		27,105,069	25,551,177
Total Liabilities and Stockholders’ Equity		$35,241,083	$34,366,264

Earnings before interest, taxes and depreciation and amortization for the six months and trailing twelve months ended June 30, 2009 and 2008.

		Add:		Less:
	6/30/09	12/31/2008	Subtotal	6/30/2008	Total

Net Income	1,381,635	1,439,601	2,821,236	910,383	1,910,853
Add Backs:
Taxes	961,000	1,007,000	1,968,000	633,000	1,335,000
Interest	44,302	279,451	323,753	166,868	156,885
Depreciation & Amort.	2,041,165	4,376,317	6,417,482	2,137,026	4,280,456

EBITDA	4,428,102				7,683,194

		Add:		Less:
	6/30/08	12/31/2007	Subtotal	6/30/2007	Total

Net Income	910,383	1,514,232	2,424,615	773,968	1,650,647
Add Backs:
Taxes	633,000	1,146,000	1,779,000	596,000	1,183,000
Interest	166,868	481,166	648,034	255,136	392,898
Depreciation & Amort.	2,137,026	4,302,118	6,439,144	1,954,628	4,484,516

EBITDA	3,847,277				7,711,061

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